                              (PIONEER LETTERHEAD)



(PIONEER LOGO)


                                  PRESS RELEASE

                  PIONEER ANNOUNCES 2003 SECOND QUARTER RESULTS

         Houston, Texas (August 14, 2003) - Pioneer Companies, Inc. [OTC: PONR] today reported that for the three months ended June 30, 2003, it had net income of $5.0 million, or $0.50 per share, on revenues of $96.3 million. For the quarter ended March 31, 2003, Pioneer's net income was $16.4 million, or $1.64 per share, on revenues of $89.0 million; results for the earlier quarter included the effect of a non-cash net gain of $66.3 million as a result of the settlement of a dispute with respect to certain electricity derivatives positions, an asset impairment charge of $40.8 million, and an environmental charge of $9.5 million. In the second quarter of 2002, Pioneer had revenues of $74.2 million and a net loss of $6.7 million, or $0.67 per share, after giving effect to a gain of $5.0 million from a change in fair value of derivatives.

         Due to increases in product prices, revenues during the second quarter of 2003 were $7.3 million greater than revenues for the first quarter of 2003, and $22.1 million greater than revenues for the year-earlier second quarter. The average ECU netback during the second quarter of 2003 was $406, $44 higher than the previous quarter and $181 higher than the second quarter of 2002.

         Cost of sales - product for the most recent quarter was $80.8 million, a decrease of $3.8 million from the first quarter of 2003 (which included the environmental charge of $9.5 million), and an increase of $8.0 million from the year-earlier quarter. During the 2003 second quarter, energy costs decreased by approximately $1.1 million and other variable product costs and operating and maintenance costs were higher than the first quarter of 2003 by approximately $2.4 million and $3.3 million, respectively. Energy costs, other variable product costs and operating and maintenance costs for the 2003



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second quarter exceeded the amounts incurred in the year-earlier period by approximately $2.3 million, $2.4 million and $4.2 million, respectively.

         During the 2003 first quarter Pioneer recorded a $21.0 million charge to cost of sales - derivatives, reflecting the reversal of a receivable in connection with the settlement of a dispute over certain derivatives, and in the 2002 second quarter Pioneer recorded $4.9 million in costs related to derivatives positions that had been incurred during that quarter. Pioneer's total cost of sales for the second quarter of 2003 did not include any charge with respect to derivatives, since the settlement disposed of all liabilities in that regard.

         Selling, general and administrative expenses in the second quarter of 2003 were $5.7 million, approximately $2.7 million lower than the preceding quarter, primarily due to a $1.5 million charge to bad debt expense in the first quarter and a decrease in taxes other than income tax of approximately $1.0 million. Selling, general and administrative expenses were generally the same in the 2003 second quarter as the amounts recorded during the year earlier period. In the second quarter of 2003, Pioneer reported as other expense $2.6 million of currency exchange loss. That compares to currency exchange loss of $1.9 million in the first quarter of 2003 and $1.3 million in the quarter ended June 30, 2002.

         At June 30, 2003, Pioneer had liquidity of $11.6 million, which included cash of $6.1 million and available borrowings under Pioneer's revolving credit facility of $5.5 million, net of letters of credit outstanding on that date.

         Michael Y. McGovern, Pioneer's President and Chief Executive Officer, stated, "While ECU prices increased during the second quarter, higher energy prices had an unfavorable impact on our results. Because of recent softer demand from the vinyls and pulp and paper sectors, ECU pricing is eroding. That has led us to emphasize sales and marketing activities and carefully balance our manufacturing rates. Further improvement in U.S. economic activity should provide the basis for further improvements in our results."

         Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals



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and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.

         Pioneer has filed its quarterly report on Form 10-Q for the quarter ended June 30, 2003, and has posted it to its Internet web site, so it is readily accessible. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet web site at www.piona.com. Pioneer does not intend to conduct an earnings teleconference.

         Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, Pioneer's high financial leverage, global political and economic conditions, the demand and prices for Pioneer's products, Pioneer and industry production volumes, competitive prices, the cyclical nature of the markets for many of Pioneer's products and raw materials, the effect of Pioneer's results of operations on its debt agreements, and other risks and uncertainties described in Pioneer's filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact:  Gary Pittman  (713) 570-3200


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                             PIONEER COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                 JUNE 30,                          JUNE 30,
                                      ------------------------------    ------------------------------
                                          2003             2002             2003             2002
                                      -------------    -------------    -------------    -------------
Revenues                              $      96,316    $      74,244    $     185,347    $     146,040

Cost of sales - product                     (80,772)         (72,748)        (165,363)        (141,429)
Cost of sales - derivatives                      --           (4,949)         (20,999)          (3,466)
                                      -------------    -------------    -------------    -------------
Total cost of sales                         (80,772)         (77,697)        (186,362)        (144,895)
                                      -------------    -------------    -------------    -------------

Gross profit (loss)                          15,544           (3,453)          (1,015)           1,145

Selling, general and administrative          (5,690)          (5,627)         (14,048)         (11,229)
  expenses
Change in fair value of derivatives              --            5,049           87,271           23,048
Asset impairment and other                      422               36          (40,396)          (3,091)
                                      -------------    -------------    -------------    -------------
Operating income (loss)                      10,276           (3,995)          31,812            9,873

Interest expense, net                        (4,792)          (4,879)          (9,603)          (9,583)
Other expense, net                           (2,564)            (504)          (4,444)            (537)
                                      -------------    -------------    -------------    -------------
Income (loss) before income taxes             2,920           (9,378)          17,765             (247)

Income tax benefit                            2,126            2,723            3,659            3,455
                                      -------------    -------------    -------------    -------------
Net income (loss)                     $       5,046    $      (6,655)   $      21,424    $       3,208
                                      =============    =============    =============    =============

Net income (loss) per share:
    Basic                             $        0.50    $       (0.67)   $        2.14    $        0.32
    Diluted                           $        0.50    $       (0.67)   $        2.12    $        0.32

Weighted average number of
  common shares outstanding:
    Basic                                    10,003           10,000           10,002           10,000
    Diluted                                  10,171           10,000           10,115           10,000




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                             PIONEER COMPANIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (UNAUDITED, IN THOUSANDS)

                                                                                     JUNE 30,       DECEMBER 31,
                                                                                       2003             2002
                                                                                   -------------   -------------
                                 ASSETS
Current assets, excluding derivative asset                                         $      70,604   $      62,862
Current derivative asset                                                                      --          17,834
Net property, plant and equipment:                                                       194,863         242,269
Other assets                                                                               4,068          25,755
Non-current derivative asset                                                                  --          41,362
Excess reorganization value over the fair value of identifiable assets                    84,064          84,064
                                                                                   -------------   -------------
        Total assets                                                               $     353,599   $     474,146
                                                                                   =============   =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities, excluding derivative liability                                       55,719          59,466
Current derivative liability                                                                  --          37,614
Long-term debt, less current portion                                                     204,056         207,463
Non-current derivative liability                                                              --         108,852
Other long-term liabilities                                                               71,141          59,499
Total stockholders' equity                                                                22,683           1,252
                                                                                   -------------   -------------
Total liabilities and stockholders' equity                                         $     353,599   $     474,146
                                                                                   =============   =============



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                             PIONEER COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (UNAUDITED, IN THOUSANDS)

                                                                                SIX MONTHS ENDED
                                                                                    JUNE 30,
                                                                         ------------------------------
                                                                              2003            2002
                                                                         -------------    -------------
Operating activities:
   Net income                                                            $      21,424    $       3,208
   Adjustments to reconcile net income to net cash flows
     from operating activities:
        Depreciation and amortization                                           10,554           12,324
        Provision for (recovery of) losses on accounts receivable                1,492             (860)
        Net change in deferred taxes                                            (3,660)          (2,728)
        Change in fair value of derivatives                                    (66,272)         (23,048)
        Gain from early extinguishment of debt                                    (420)              --
        Gain on disposals of assets                                                 --             (365)
        Asset impairment                                                        40,818               --
        Foreign exchange loss                                                    4,446            1,295
        Net effect of changes in operating assets and liabilities               (1,438)          16,348
                                                                         -------------    -------------
Net cash flows from operating activities                                         6,944            6,174
                                                                         -------------    -------------

Investing activities:
   Capital expenditures                                                         (3,610)          (2,996)
     Proceeds received from disposals of assets                                     --              365
                                                                         -------------    -------------
Net cash flows from investing activities                                        (3,610)          (2,631)
                                                                         -------------    -------------

Financing activities:
   Net proceeds under revolving credit arrangements                              7,152           (1,259)
   Payments on debt                                                             (7,628)            (304)
   Proceeds from issuance of stock                                                   7               --
                                                                         -------------    -------------
Net cash flows from financing activities                                          (469)          (1,563)
                                                                         -------------    -------------

Effect of exchange rate changes on cash                                            462             (213)
                                                                         -------------    -------------
Net change in cash and cash equivalents                                          3,327            1,767

Cash and cash equivalents at beginning of period                                 2,789            3,624
                                                                         -------------    -------------
Cash and cash equivalents at end of period                               $       6,116    $       5,391
                                                                         =============    =============
